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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 29, 2008

GOLD CREST MINES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52392	82-0290112
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

10807 E Montgomery Dr. Suite #1 Spokane Valley, WA	99206
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 893-0171

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On February 29, 2008, the Company released a press release announcing that it has signed two separate term sheets with Newmont North America Exploration Limited, a subsidiary of Newmont Mining Corporation (NYSE: NEM) under which the parties propose to create two joint ventures to explore for gold deposits covering GCMN’s AKO and Luna claim groups, located in the Kuskokwim region of southwestern Alaska approximately 120 miles south of the Donlin Creek deposit.  The proposed joint venture is subject to a 30-day due diligence period by Newmont in regard to the Properties and will require the parties to negotiate final terms and prepare, approve and execute a definitive joint venture agreement.

The proposed joint ventures are subject to a 30-day due diligence period by Newmont and will require the parties to negotiate final terms and prepare, approve and execute definitive joint venture agreements.  Under the proposed terms for each joint venture, Newmont can earn a 51% interest in GCMN’s properties by spending $3,000,000 in Qualifying Work Expenditures which includes a minimum of 3,000 meters of drilling on such property on or before December 31, 2011.  In addition, to earn its interest under each joint venture Newmont must make cash payments to GCMN of $25,000 on or before January 15, 2009 and $50,000 on or before January 15, 2010.  Newmont will be the operator of the proposed joint ventures.

Newmont has the option to increase its interest under either joint venture to 70% by completing an additional $6,000,000 in Qualifying Work Expenditures which includes a minimum of 3,000 additional meters of drilling on such property on or before December 31, 2015.

In the event a decision is made to build a mine on either property, either company may elect to have Newmont provide all the financing for the mine in return for Newmont receiving an additional 10% interest in that property.  GCMN would repay Newmont with interest from GCMN’s share of future profits.

A copy of the Press Release is attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1 Press Release dated February 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD CREST MINES, INC.

By:

/s/ Thomas H. Parker

Thomas H. Parker

President and CEO

Date: February 29, 2008

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